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Exhibit 8.1

[Letterhead of Milbank, Tweed, Hadley & McCloy LLP]

December 11, 2009

AerCap Holdings N.V.
AerCap House
Stationsplein 965
1117 CE Schiphol Airport Amsterdam
The Netherlands

Ladies and Gentlemen:

        We have acted as special tax counsel to AerCap Holdings N.V. ("AerCap") in connection with the proposed amalgamation (the "Amalgamation") of AerCap International Bermuda Limited ("AerCap International") and Genesis Lease Limited ("Genesis") pursuant to the Agreement and Plan of Amalgamation dated as of September 17, 2009, by and among Genesis, AerCap and AerCap International (the "Agreement"), and the registration statement on Form F-4 under the Securities Act of 1933, as amended (the "Act"), originally filed by AerCap with the Securities and Exchange Commission (the "Commission") on October 6, 2009, as amended to date (the "Registration Statement"). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

        For the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) (i) the opinion of Weil Gotshal & Manges, LLP attached as Exhibit 8.2 to the Registration Statement, and (ii) the truth and factual accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto): (1) the Agreement, (2) the Registration Statement, and (3) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

        In rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

        1.     Documents submitted to us as originals (including signatures) are authentic;

        2.     Documents submitted to us as copies conform to the original documents;

        3.     There has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

        4.     The Amalgamation will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement without any waiver or breach of any provision thereof, and the Amalgamation will be effective under all applicable law;

        5.     All statements, descriptions and representations contained in any of the documents referred to herein, including the Registration Statement or otherwise made to us are true and correct at all relevant times, and no actions have been taken or will be taken that are inconsistent with such statements, descriptions or representations or which make any such statement, description or representation untrue, incorrect or incomplete in any material respect; and

        6.     All covenants contained in the Agreement (including exhibits thereto) will be performed without waiver or breach of any provision thereof.

        If any of the above-described assumptions are untrue for any reason, or if the Amalgamation is consummated in a manner that is inconsistent with the manner in which it is described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

        Based on the above assumptions and such facts as have been provided to us, as noted above, and subject to the limitations set forth herein and in the Registration Statement, the statements in the Registration Statement under the sections "Material U.S. Federal Income Tax Considerations—Consequences of the Amalgamation to U.S. Holders of Genesis Common Shares" and "Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders of Holding AerCap Common Shares", which were prepared or reviewed by us, represent our opinion to the extent they constitute matters of United States law or legal conclusions with respect thereto.

        No opinion is expressed as to any matter not discussed herein. Other than as expressly stated above, we express no opinion on any issue relating to the Agreement or any other document. In particular, our opinion addresses the matters under United States federal income tax laws only. This opinion is not intended to and does not address matters related to any of the various state, local or foreign tax consequences that may result from the Amalgamation or the other transactions contemplated by the Agreement and does not address the United States federal tax consequences of any transaction other than as described in the Registration Statement in the sections entitled "Material U.S. Federal Income Tax Considerations—Consequences of the Amalgamation to U.S. Holders of Genesis Common Shares" and "Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders of Holding AerCap Common Shares".

        This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect on the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein, and it is possible that changes in such legal authorities may occur between the date hereof and the Effective Time. Nevertheless, we undertake no responsibility to advise you or your shareholders of any new developments in the application or interpretation of the United States federal income tax laws after the effectiveness of the Registration Statement.

        This opinion is rendered to you and is for your benefit in connection with the filing of the Registration Statement.

        We consent to the inclusion of the "Material U.S. Federal Income Tax Considerations—Consequences of the Amalgamation to U.S. Holders of Genesis Common Shares" and "Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders of Holding AerCap Common Shares" sections in the Registration Statement and to the reference to our name therein, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ Milbank, Tweed, Hadley & McCloy LLP Milbank, Tweed, Hadley & McCloy LLP

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  Exhibit 8.1
[Letterhead of Milbank, Tweed, Hadley & McCloy LLP]